                                                                   EXHIBIT 10.49








                           CASTLE SENIOR LIVING, LLC,

                                                                         Seller,





                                       and

                              EDISON SCHOOLS INC.,

                                                                      Purchaser.



                         ------------------------------


                                CONTRACT OF SALE

                         ------------------------------


                                January 11, 2000

                         ------------------------------



                                    Premises:

                             1280-1285 Fifth Avenue
                           Manhattan Block 1615, Lot 1

                                TABLE OF CONTENTS

Article                                                                                                  Page
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
1.       Definitions....................................................................................   1
2.       Agreement to Sell and Purchase the Premises....................................................   4
3.       Purchase Price.................................................................................   5
4.       Permitted Exceptions...........................................................................   5
5.       Closing........................................................................................   6
6.       Apportionments.................................................................................   8
7.       Documents to be Delivered at the Closing.......................................................   9
8.       Premises Conveyed As Is; Other Representations and
         Warranties of Seller...........................................................................  11
9.       Representations, Warranties and Covenants of Purchaser.........................................  13
10.      Conditions to Seller's Obligation to Close Title...............................................  15
11.      Conditions to Purchaser's Obligation to Close Title............................................  15
12.      Risk of Loss...................................................................................  16
13.      Matters Affecting the Premises Until Closing...................................................  17
14.      Title to the Premises..........................................................................  18
15.      Brokers, etc...................................................................................  20
16.      Termination of Agreement; Default..............................................................  21
17.      Expenses of the Transaction....................................................................  23
18.      Notices........................................................................................  24
19.      Further Assurances.............................................................................  25
20.      Governing Law..................................................................................  25
21.      Entire Agreement; No Third Party Beneficiary, etc..............................................  26
22.      Waivers; Extensions............................................................................  26
23.      Construction; Severability.....................................................................  26
24.      Assignment.....................................................................................  27
25.      Counterparts...................................................................................  27
26.      No Recording...................................................................................  27
27.      Confidentiality................................................................................  27
28.      Attorneys' Fees................................................................................  27





                                                  -i-
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                                CONTRACT OF SALE

                  THIS AGREEMENT (this "Agreement") is made as of the 11th day of January, 2000, by and between CASTLE SENIOR LIVING, LLC, a Delaware limited liability company, with an office at 405 Cedar Lane, Teaneck, New Jersey 07666 ("Seller"), and EDISON SCHOOLS INC., a Delaware corporation with an office at 521 Fifth Avenue, 15th Floor, New York, NY 10175 ("Purchaser").

                              W I T N E S S E T H :
                               - - - - - - - - - -

                  Seller is the owner of the Land (as hereinafter defined) located at and known as 1280-1285 Fifth Avenue, New York, New York, together with the improvements located thereon (the "Improvements"; the Land and Improvements are herein collectively referred to as the "Premises") which is more particularly described in and is the subject of this Agreement.

                  Seller desires to sell and convey to Purchaser, the Premises, and Purchaser desires to purchase the same from Seller, subject to and upon all of the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:

                  1.       DEFINITIONS.

                  1.1 Wherever used in this Agreement, the following terms shall have the meanings set forth in this Article l unless the context of this Agreement clearly requires another interpretation:

                  "Affiliate" - shall mean with respect to a particular person or entity, any other person or entity which, directly or indirectly controls, is controlled by or is under common control with the named person or entity.

                  "Business Day" - shall mean any day other than a Saturday, a Sunday or a day on which national banking associations are authorized or required to close.

                  "Closing" - shall mean the closing of the sale of the Premises by Seller to Purchaser provided for in Article 5.

                  "control" - shall mean ownership of 50% or more of the voting stock, membership interests or partnership interests of an entity, or the power to direct the
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                                                                               2

management, operations and policies of a person or entity, whether through ownership interest, contract or otherwise.

                  "Exhibits" - shall mean the exhibits attached to this Agreement, each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.

                  "Governmental Authorities" - shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities having or claiming jurisdiction over the Premises or any part thereof, or over Seller or Purchaser with respect to this Agreement or the transactions contemplated herein.

                  "Impositions" - shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other similar fees and charges assessed or imposed by Governmental Authorities upon the Premises.

                  "knowledge" or "notice" - shall mean actual knowledge of or notice received by Stanley Diamond, Chairman of Seller who has direct responsibility for management of the Premises or Seller's investment therein, without independent investigation as to such matters.

                  "Improvements" - shall have the meaning ascribed thereto on page 1 of this Agreement.

                  "In Rem Parcels" - shall mean Block 1615, Lots 5, 7, 66 and
68.

                  "Interest Rate" - shall mean the rate of 4% per annum.

                  "Leases" - shall mean all leases, licenses, concessions and other forms of agreement, written or oral, however denominated, granting to any party or parties the right of use or occupancy of any portion of the Premises, and all renewals, modifications, amendments, guaranties and other agreements affecting the same.

                  "Legal Requirements" - shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Premises or any part thereof or the use or manner of use thereof or construction thereon (including, without limitation, building codes and restrictions), or to the owners, Tenants or occupants thereof in connection with such ownership, occupancy or use.

                  "Other Agreements" - shall mean all contracts, agreements and documents pertaining to the Premises to which Seller or any Affiliate of Seller is a party or by which Seller or any Affiliate of Seller is bound, and shall include without
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                                                                               3

limitation all union contracts, service contracts, construction contracts, management, development and leasing agreements, brokerage agreements, zoning lot merger agreements, restrictive agreements and utility agreements, but shall exclude the Leases. The documents comprising the Other Agreements are listed on Exhibit D.

                  "Permissible Use" - shall mean a school, museum, offices, and/or such other use or uses which do not (x) prevent, materially interfere with, or impose any additional restrictions, requirements, conditions or limitations upon, Seller's ability to use the Premises for residential or community facility purposes (including, without limitation, assisted living facilities) with retail space or (y) reduce the available floor area ratio for the Premises from that existing on the date hereof.

                  "Permitted Exceptions" - shall mean those items specified in
Article 4 and Exhibit B, and all other matters affecting title to the Premises which are hereafter accepted in writing by Purchaser, treated in accordance with the terms of this Agreement, or waived by Purchaser in writing.

                  "Purchaser" - shall have the meaning ascribed thereto on page 1 of this Agreement.

                  "Recording Office" - shall mean the Office of the Register of the City of New York, New York County.

                  "Seller" - shall have the meaning ascribed thereto on page 1 of this Agreement.

                  "Significant Taking" - shall mean any taking by condemnation or eminent domain other than (x) a taking in connection with a street widening or (y) a taking of a de minimis portion of the Premises.

                  "Tenants" - shall mean the tenants, licensees, concessionaires or other users or occupants under Leases.

                  "Title Company" - shall mean Commonwealth Land Title Insurance Corporation or such other reputable title insurance company as may be selected by Purchaser.

                  "Violations" - shall mean material violations of Legal Requirements existing with respect to the Premises.

                  "Zoning Approvals" - shall mean issuance to the extent required under applicable zoning law, by the applicable Governmental Authorities of a final, non-appealable zoning variance, special permits or rezoning of the Land and the In Rem Parcels to permit the use thereof for a Permissible Use.

                           1.2 The following additional terms, wherever used in
this Agreement, shall have the respective meanings specified in the Articles or Sections of this Agreement set forth below after such terms:

                  Terms                              Sections
                  -----                              --------
                  "Adjustment Point"                 Article 6
                  "Closing Date"                     Section 5.1
                  "CTIC"                             Section 14.1
                  "Deed"                             Section 7.1.1
                  "Deposit"                          Section 3.1.2
                  "Fence Agreement"                  Exhibit D
                  "First Additional Deposit"         Section 5.3
                  "First Extension Option"           Section 5.3
                  "In Rem Sale Approvals"            Section 5.3
                  "Land"                             Section 2.1.1
                  "Premises"                         Section 2.1
                  "Purchase Price"                   Article 3
                  "Second Additional Deposit"        Section 5.4
                  "Second Extension Option"          Section 5.4
                  "Study"                            Section 13.3

                           1.3 Except as otherwise specifically indicated, all
references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits refer to Exhibits attached hereto. The words "herein," "hereof," "hereinafter," and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

                  2.       AGREEMENT TO SELL AND PURCHASE THE PREMISES.

                           2.1 Upon and subject to the terms and conditions of
this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, the premises (the "Premises"), which consists of the following:

                           2.1.1 the land more particularly described on Exhibit
A annexed hereto, together with, all and singular, the tenements, hereditaments, easements, appurtenances and rights belonging or in any way appertaining thereto, and the reversions and the remainders thereof (the "Land");

                                    2.1.2  the Improvements; and

                                    2.1.3 all right, title and interest, if any,
of Seller in and to all of the following (collectively, "Appurtenances"):

                                             2.1.3.1 land lying in the bed of
any street, highway, road, or avenue, open or proposed, public or private, in front of or adjoining the Land.

                                             2.1.3.2 rights of way, highways,
public places, easements, appendages, appurtenances, sidewalks, alleys, strips and gores of land adjoining or appurtenant to the Land which are now or hereafter used in connection with the Premises.

                  3.       PURCHASE PRICE.

                           3.1 The purchase price (the "Purchase Price") payable
by Purchaser to Seller for the Premises shall be TEN MILLION DOLLARS ($10,000,000.00), subject to adjustment as provided in Article 6, which shall be payable as set forth below:

                                    3.1.1  ONE MILLION FIVE HUNDRED THOUSAND
DOLLARS ($1,500,000.00) by good check drawn by Purchaser subject to collection or official bank check, in either case drawn on a bank which is a member of the New York Clearing House Association, to be paid to Seller upon execution and delivery by Seller and Purchaser of this Agreement;

                                    3.1.2   FIVE HUNDRED THOUSAND DOLLARS
($500,000.00) by good check drawn by Purchaser subject to collection or official bank check, in either case drawn on a bank which is a member of the New York Clearing House Association, payable to the order of Seller, or by wire transfer of immediately available federal funds to Seller's account to be designated by notice given to Purchaser at least 2 Business Days prior to the date such payment is due; (such sum, together with the sum payable pursuant to Section 3.1.1, is herein collectively referred to as the "Deposit"), to be paid to Seller on or prior to February 11, 2000; and

                                    3.1.3  EIGHT MILLION DOLLARS ($8,000,000.00)
(less, to the extent paid pursuant to Sections 5.3 and 5.4 hereof, the amount of the First Additional Deposit and the Second Additional Deposit), representing the balance of the Purchase Price, to Seller, by wire transfer of immediately available federal funds to an account of Seller to be designated by notice given to Purchaser at least 2 Business Days prior to the Closing, or at Seller's option by unendorsed certified check drawn on a bank which is a member of The New York Clearing House Association, at the Closing.

                  4.       PERMITTED EXCEPTIONS.

                           4.1 The Premises are sold and are to be conveyed
subject to the following matters ("Permitted Exceptions"):
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                                                                               6

                                    4.1.1 the matters set forth in Exhibit B
annexed hereto and made a part hereof;

                                    4.1.2 liens for Impositions which are not
due and payable as of the Closing Date or which are apportioned in accordance with Article 6;

                                    4.1.3 any state of facts a physical
inspection of the Premises would show provided the same do not prevent construction of improvements on the Premises for the purposes contemplated in the definition of "Zoning Approvals" in Section 1.1 of this Agreement and the same do not render title unmarketable;

                                    4.1.4 zoning, subdivision, environmental,
building and all other Legal Requirements applicable to the ownership, use or development of, or the right to maintain or operate, the Premises, presently existing or enacted prior to the Closing;

                                    4.1.5 Violations of which notice has been
issued prior to the date hereof, subject to apportionment of fines and/or penalties levied in connection therewith as set forth in Section 14.1; and Violations of which notice is first issued between the date hereof and the Closing, subject to Seller's obligations set forth in Section 13.2;

                                    4.1.6 consents by any former owner of the
Premises for the erection of any structure or structures on, under or above any streets, highways, roads or avenues which the Premises may abut; and

                                    4.1.7 lis pendens and notices of
commencement of action against Seller (or which affect Seller's interest in the Premises) which relate to this Agreement or the transactions contemplated hereby or which arise out of or in connection with any actions taken by Purchaser, its employees, agents or contractors, and any unpaid franchise taxes of Seller, provided that the Title Company shall provide affirmative insurance reasonably satisfactory to Purchaser insuring against the collection of such unpaid franchise taxes out of the Premises.

                  5.       CLOSING.

                           5.1 The Closing shall be held at 10:00 a.m. local
time on July 11, 2000 (as the same may be adjourned or advanced pursuant to the terms of this Agreement, the "Closing Date"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, or on such other date, or at such other time and place, which may be agreed upon by the parties. Purchaser and Seller hereby authorize their respective counsel to execute and deliver in the names of Purchaser and Seller any agreement(s) confirming an accelerated or deferred Closing Date or changed place of Closing agreed to by the parties.

                           5.2 At the Closing, the parties shall deliver and
accept all executed documents and instruments and take all other action required of them pursuant to this Agreement, unless otherwise provided in this Agreement.

                           5.3 Purchaser shall have the option (the "First
Extension Option") to adjourn the Closing Date if, on or before June 29, 2000 (TIME BEING OF THE ESSENCE of such date), all of the following shall occur: (i) Purchaser shall have been unable, notwithstanding the exercise of commercially reasonable efforts, to obtain (a) the Zoning Approvals and (b) all approvals (including, without limitation, execution and delivery of a contract of sale for the In Rem Parcels, and receipt of final non- appealable approvals under the New York City Uniform Land Use Review Procedure) (collectively, the "In Rem Sale Approvals") necessary for the City of New York to authorize disposition of the In Rem Parcels to Purchaser; (ii) Purchaser shall pay the sum of ONE MILLION DOLLARS ($1,000,000.00) (the "First Additional Deposit") by good check drawn by Purchaser subject to collection or official bank check, in either case drawn on a bank which is a member of the New York Clearing House Association, payable to the order of Seller, or by wire transfer of immediately available federal funds to Seller's account; and (iii) Purchaser shall notify Seller in writing of the occurrence of the matters referred to in this Section 5.3 and of the exercise by Purchaser of the First Extension Option. Upon the exercise of the First Extension Option, the Closing Date shall be adjourned to January 11, 2001. Upon the payment of the First Additional Deposit, the term "Deposit" shall be deemed to include the First Additional Deposit.

                           5.4 Purchaser shall have the option (the "Second
Extension Option") to adjourn the Closing Date if, on or before December 28, 2000 (TIME BEING OF THE ESSENCE of such date), all of the following shall occur:
(i) Purchaser shall have been unable, notwithstanding the exercise of commercially reasonable efforts, to obtain (a) the Zoning Approvals and (b) the In Rem Sale Approvals; (ii) Purchaser shall pay the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the "Second Additional Deposit") by good check drawn by Purchaser subject to collection or official bank check, in either case drawn on a bank which is a member of the New York Clearing House Association, payable to the order of Seller, or by wire transfer of immediately available federal funds to Seller's account; and (iii) Purchaser shall notify Seller in writing of the occurrence of the matters referred to in this Section 5.4 and of the exercise by Purchaser of the Second Extension Option. Upon the exercise of the Second Extension Option, the Closing Date shall be adjourned to April 11, 2001. Upon the payment of the Second Additional Deposit, the term "Deposit" shall be deemed to include the Second Additional Deposit.

                           5.5 TIME SHALL BE OF THE ESSENCE to Purchaser's and
Seller's obligation to close title on the Closing Date, subject only to (a) in the case of Purchaser, the First Extension Option and the Second Extension Option, (b) in the case of Seller, Seller's rights to extend or adjourn the Closing as set forth in Article 14, and (c) the right of either party to adjourn the Closing for one or more periods not to exceed, with respect to each party, 15 Business Days in the aggregate. Purchaser shall have the right to accelerate the Closing Date to a date which is earlier than the then-scheduled Closing Date by giving Seller a notice of acceleration, which notice shall set forth a date for the Closing which is not earlier than 30 days following the date of such notice and which notice shall state that Purchaser has waived the conditions set forth in Section 11.1.4; Seller's obligation to close title on the Closing Date as so accelerated shall be subject, nevertheless, to Seller's rights to extend or adjourn as provided in clauses (b) and (c) of the preceding sentence of this Section 5.5. Nothing contained in this Article 5 shall be construed as impairing or abrogating any right granted elsewhere in this Agreement to either party unilaterally to extend the Closing Date.

                  6.       APPORTIONMENTS.

                           6.1 At the Closing (except where a later date is
specifically provided for in this Article), the parties shall adjust the items set forth below as of 11:59 P.M. on the day preceding the Closing Date (the "Adjustment Point"), and the net amount thereof shall be paid by Purchaser to Seller, or credited by Seller to Purchaser against the balance of the Purchase Price, as the case may be, at the Closing. At the Closing, the following items shall be apportioned between the parties hereto as of the Adjustment Point, with Seller to be obligated for amounts apportioned to the period through and including the Adjustment Point and Purchaser to be obligated for amounts apportioned to the period following the Adjustment Point:

                                    6.1.1 Impositions payable by Seller in
respect of the Premises on the basis of the fiscal year or fiscal years for which the same are imposed, whether or not yet due and payable as of the Closing Date. In the case of special assessments payable in installments, the installment for the fiscal year in which the Adjustment Point occurs will be apportioned as provided above.

                                    6.1.2 Water and sewer charges, if any,
payable by Seller on the basis of the period or periods for which the same are payable. If there are water meters on the Premises or any portion thereof Seller shall furnish readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings.

                                    6.1.3 Fees and charges payable pursuant to
the Fence Agreement.

                                    6.1.4 Any other items of income or expense
of the Premises which, in accordance with generally accepted accounting principles and business practices, should be apportioned between Seller and Purchaser.

                           6.2 Seller will deliver to Purchaser prior to the
Closing a copy of a proposed adjustment statement, showing all adjustments to be made at the Closing. If Purchaser agrees with the figures set forth in such proposed adjustment statement, Purchaser shall notify Seller that Purchaser will execute and return counterparts of such adjustment statement at the Closing; otherwise the parties shall seek immediately to reconcile any difference. To the extent that there is an error or omission in any of the adjustments made and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.

                           6.3 The provisions of this Article 6 shall survive
the Closing.

                  7.       DOCUMENTS TO BE DELIVERED AT THE CLOSING.

                           7.1 At or prior to the Closing, Seller will deliver
or cause to be delivered to Purchaser each of the instruments and documents listed in this Section 7.1, executed and acknowledged where appropriate, but none of the documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

                                    7.1.1 A bargain and sale deed without
covenant against grantor's acts (the "Deed"), in proper statutory form for recording, conveying the fee simple title to the Premises from Seller to Purchaser subject only to the Permitted Exceptions, in the form of Exhibit C.

                                    7.1.2 An affidavit that Seller is not a
"foreign person" within the meaning of Section 1445 of the Internal Revenue
Code.

                                    7.1.3 Counterparts of the adjustment
statement showing all adjustments in respect of the Purchase Price to be made at the Closing.

                                    7.1.4 All transfer tax and other tax
returns, if any, which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the sale, together with checks made payable to the appropriate Governmental Authority in the required amounts.

                                    7.1.5 A certificate of Seller that the
representations and warranties of Seller set forth in Section 8.3 hereof, are true, correct and complete in all material respects as of the Closing Date, subject to changes between the date hereof and the Closing Date in accordance with the provisions of Article 13. Notwithstanding the foregoing, those representations which are expressly stated to be made as of the date hereof will not be redated as of the Closing Date, and (x) Purchaser shall have no claim against Seller hereunder if any such representations cease to be true between the date hereof and the Closing Date, and (y) it shall not be a condition to Purchaser's obligation to close title on the Closing Date that any such representations continue to be true as of the Closing Date.

                                    7.1.6 A copy of the resolutions of Seller,
certified by the secretary or an assistant secretary of such party, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of the documents, instruments and agreements to be executed and delivered by Seller, together with an incumbency certificate of Seller setting forth the name(s) and title(s) of the person(s) executing and delivering such documents, instruments and agreements on behalf of Seller.

                                    7.1.7 A copy of the filed certificate of
formation of Seller, certified by the Secretary of State of Delaware, a certificate of qualification to do business in the State of New York, together with a certificate of subsistence for Seller from the appropriate officers of the States of Delaware and New York, dated within thirty (30) days of the Closing Date.

                                    7.1.8 An assignment to Purchaser of all of
Seller's right, title and interest in, to and under the Fence Agreement.

                                    7.1.9 Such customary affidavit as may be
reasonably required by the Title Company in connection with the issuance to Purchaser of the owner's policy, provided that such affidavit does not impose on Seller any material liabilities not assumed by it under this Agreement (it being agreed that an affidavit in customary form which is required to remove the standard pre-printed exceptions for tenants in possession and inchoate liens in respect of work performed by Seller will not be deemed to impose material liabilities on Seller); and a customary indemnity by Seller in favor of the Title Company as may be reasonably required by the Title Company in connection with omission of exceptions for liens of possible unpaid New York State franchise taxes of Seller and inchoate municipal liens.

                                    7.1.10 All other instruments and documents,
if any, to be executed, acknowledged and delivered by Seller pursuant to any of the other provisions of this Agreement.

                           7.2 At or prior to the Closing, Purchaser will
deliver or cause to be delivered to Seller or such other parties indicated below each of the payments, documents and instruments listed in this Section 7.2, such instruments and documents to be executed and acknowledged where appropriate, but none of the documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

                                    7.2.1 The balance of the Purchase Price as
set forth in subsection 3.1.2 hereof, together with any other sums which are payable to Seller at the Closing.

                                    7.2.2 Counterparts of each of the
instruments and documents listed in subsections 7.1.3 and 7.1.4.

                                    7.2.3 A copy of the resolutions of the Board
of Directors of Purchaser, certified to by the secretary or an assistant secretary of Purchaser, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of the documents, instruments and agreements to be executed and delivered by Purchaser by the person executing and delivering the same on behalf of Purchaser, together with an incumbency certificate of Purchaser setting forth the name(s) and title(s) of the person(s) executing and delivering such documents, instruments and agreements on behalf of Purchaser.

                                    7.2.4 A certificate of Purchaser that the
representations and warranties of Purchaser set forth in Section 8.2 and Article 9 hereof are true, correct and complete as of the Closing Date.

                                    7.2.5 An acceptance of assignment and
assumption by Purchaser of all of Seller's obligations under the Fence
Agreement.

                                    7.2.6 All other instruments and documents,
if any, to be executed, acknowledged and delivered by Purchaser pursuant to any of the other provisions of this Agreement.

                  8. PREMISES CONVEYED AS IS; OTHER REPRESENTATIONS AND WARRANTIES OF SELLER.

                           8.1 Purchaser acknowledges that, except as expressly
set forth in this Agreement and in the documents and instruments delivered at the Closing, neither Seller nor any agent or representative or purported agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Premises or any part thereof, the physical condition, environmental matters, zoning, income, expenses or operation thereof, the uses which can be made of the same or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Leases or Other Agreements. Without limiting the foregoing, the Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered at the Closing, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or any other information respecting the Premises furnished by Seller or any broker, employee, agent, consultant or other person representing or purportedly representing Seller.

                           8.2 Purchaser represents that it has inspected,
examined and investigated (or has waived, inspection, examination and investigation of) the Premises, the physical and environmental conditions thereof, the uses thereof, zoning matters, the Fence Agreement, and the books and records kept by Seller in connection therewith to its satisfaction, that it has independently investigated, analyzed and appraised (or has waived investigation, analysis and appraisal of) the value and the profitability thereof and that, unless otherwise expressly provided in this Agreement, it is purchasing the Premises "as is" at the date of this Agreement, subject to reasonable wear and tear and changes between the date hereof and the Closing Date in accordance with the provisions of Article 13.

                           8.3 Seller hereby represents and warrants to
Purchaser as follows:

                                    8.3.1 Seller is a limited liability company
duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power, right, authority and legal capacity to execute and deliver this Agreement and the other documents, instruments, certificates and agreements required to be executed and delivered by it hereunder and to enter into and perform the transactions contemplated hereby.

                                    8.3.2 All resolutions, authorizations and
other actions required to be taken by or on the part of the partners of Seller which are necessary to approve or authorize the execution of this Agreement by Seller and the consummation of the transactions contemplated herein have been obtained and taken.

                                    8.3.3 Neither the entry into nor the
performance of this Agreement by Seller will (i) violate, conflict with, result in a breach under, or constitute a default under, Seller's organizational documents or any indenture, contract, permit, judgment, decree or order to which Seller is a party or by which Seller is bound, or (ii) require the consent of any third party other than as has already been obtained or is otherwise specifically treated in this Agreement.

                                    8.3.4 Seller is not a "foreign person"
within the meaning of Section 1445 of the Internal Revenue Code.

                                    8.3.5 No Leases affect the Premises.

                                    8.3.6 No Other Agreements affect the
Premises other than the Fence Agreement.

                                    8.3.7 As of the date hereof, no
condemnation, eminent domain or similar proceeding in which Seller has been served with process or of which Seller is otherwise aware is pending with respect to all or any part of the Premises, and Seller has no knowledge that any such proceeding is threatened or contemplated.

                                    8.3.8 Seller has no knowledge of the
existence of any consents of the nature referred to in Section 4.1.6.

                                    8.3.9 Seller has no right, title or interest
in or to the In Rem Parcels.

                                    8.3.10 Seller has received no reports
related to hazardous substances or environmental laws as the same affect the Premises or the In Rem Parcels other than (i) the Phase I Environmental Site Assessment Report, dated August 1997, prepared by E.A.I., Inc. (a copy of which has previously been delivered to Purchaser), and (ii) the report, dated June 17, 1999, and the subsoil investigation plans, dated December 4, 1998 and May 20, 1000, prepared by Soil Mechanics Drilling Corp. (copies of which have previously been delivered to Purchaser).

                                    8.3.11 As of the date hereof, Seller has no
knowledge of the existence of any Violations which have not been discharged or otherwise satisfied.

                                    8.3.12 As of the date hereof, no litigation
is pending or, to Seller's knowledge, threatened affecting the Premises.

                                    8.3.13 As of the date hereof, Seller is not
the subject of any voluntary proceedings in bankruptcy or insolvency and, to Seller's knowledge, Seller is not the subject of any involuntary proceedings in bankruptcy or insolvency.

                           8.4 All representations and warranties made herein by
Seller which are based on Seller's knowledge or which refer to notices received by Seller are made, and are hereby acknowledged by Purchaser to be made, without independent investigation regarding the facts contained therein except as otherwise expressly provided herein.

                           8.5 The representations and warranties of Purchaser
set forth in Sections 8.1 and 8.2 hereof, and the representations and warranties of Seller set forth in subsections 8.3.1 through 8.3.4 hereof shall survive the Closing without limitation as to time. The representations and warranties of Seller set forth in subsections 8.3.5 through 8.3.13 shall survive the Closing for a period of twelve (12) months.

                           8.6 Claims by Purchaser following the Closing based
on a breach of a warranty or representation shall be made by written notice to Seller within twelve (12) months following the Closing. Each such notice shall set forth in reasonable detail the nature of the claim or claims and the provision of this Agreement claimed to be breached thereby. In the event that Seller and Purchaser are unable to agree upon the resolution of any such claim, Purchaser shall institute legal proceedings in respect thereof against Seller within six (6) months following the date of Purchaser's written notice to Seller. If Purchaser fails in any case to give written notice to Seller of any such claim or to institute legal proceedings in respect of any such unresolved claim within the time period as aforesaid, then such claim or claims shall be deemed waived and shall lapse. Seller shall not be liable to Purchaser, nor shall the Purchaser make a claim in any legal proceedings, for the first $50,000 of any damages suffered by Purchaser in the aggregate on account of any breaches of representation or warranty by Seller hereunder.

                  9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

                           9.1 Purchaser hereby represents and warrants to
Seller as follows:

                                    9.1.1 Purchaser is a corporation duly
organized and validly existing under the laws of the State of Delaware; Purchaser is authorized to do business in the State of New York; it has the power, right, authority and legal capacity to execute and deliver this Agreement and the other documents, instruments, certificates and agreements required to be executed and delivered by it hereunder and to enter into and perform the transactions contemplated hereby.

                                    9.1.2 All consents, authorizations and other
actions required to be taken by or on the part of Purchaser which are necessary to approve or authorize the execution of this Agreement by Purchaser and consummation of the transactions contemplated herein have been obtained and taken.

                                    9.1.3 Neither the entry into nor the
performance of this Agreement by Purchaser will (i) violate, conflict with, result in a breach under, or constitute a default under, any corporate charter, certificate of incorporation, by-law, statute, regulatory restriction, indenture, contract, permit, judgment, decree or order to which Purchaser is a party or by which Purchaser is bound, or (ii) require the consent of any Governmental Authority or other third party other than as has already been obtained or is otherwise specifically treated in this Agreement.

                                    9.1.4 Purchaser is not the subject of any
voluntary proceedings in bankruptcy or insolvency and, to Purchaser's knowledge, Purchaser is not the subject of any involuntary proceedings in bankruptcy or insolvency.

                           9.2 Purchaser covenants to use commercially
reasonable efforts to obtain from applicable Governmental Authorities: (i) the Zoning Approvals; and (ii) the In Rem Sale Approvals. Purchaser shall notify Seller of the making of any applications, the filing of any requests, and the sending or receipt of any correspondence or other communications (including, without limitation, drafts of any of the aforementioned which are to be submitted to any Governmental Authority) in connection with such approvals, shall deliver to Seller (x) at least five (5) days before filing with the applicable Governmental Authorities copies of all such applications (including amendments thereto and drafts, as aforesaid) related thereto, and (y) simultaneously with the delivery to the applicable Governmental Authorities copies of all requests, correspondence and other documentation, and shall at all times keep Seller apprised as to the status of the approval processes. In no event shall Purchaser make, submit or deliver any application or amendment thereto to any Governmental Authority (A) which does not constitute a Permissible Use, or (B) which shall not have theretofore been reviewed and approved by Seller to the extent reasonably necessary to determine whether the same complies with the requirements of this Agreement. Seller agrees to execute such documents as may be reasonably requested by Purchaser and otherwise reasonably cooperate with Purchaser to enable Purchaser to obtain the Zoning Approvals and the In Rem Sale Approvals; provided Purchaser shall, upon demand, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements), up to an aggregate sum of $25,000.00, incurred or to be incurred by Seller in connection with the review or execution of such documents, the review of Purchaser's submissions in connection with obtaining such approvals, or the other matters contemplated by this Section 9.2 to the extent necessary to determine compliance with this Section 9.2. Purchaser shall pay the expenses of its own counsel in preparing and negotiating such documents, and shall pay the entire costs of filing any such documents with Governmental Authorities. In connection with any such approvals (but subject to Article 27), Purchaser may deliver to the applicable Governmental Authorities a photocopy of this Agreement with the Purchase Price and the amount of all deposits deleted therefrom.

                           9.3 Purchaser covenants to pay each installment of
the Deposit in the manner and on the dates specified in Sections 3.1.1 and 3.1.2.

                           9.4 The representations and warranties of Purchaser
set forth in Section 9.1 shall survive the Closing without limitation as to time.

                  10.      CONDITIONS TO SELLER'S OBLIGATION TO CLOSE TITLE.

                           10.1 The obligation of Seller to close title under
this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided that Seller, at its election, may waive all or any of such conditions; provided, further, that if any of such conditions are not fulfilled or waived, Seller may terminate this Agreement and Article 16 shall govern:

                                    10.1.1 Purchaser shall have paid to Seller
the balance of the Purchase Price as provided in Article 3 hereof, less any credits granted to Purchaser and together with other amounts payable by Purchaser to Seller, if any, pursuant to the terms of this Agreement.

                                    10.1.2 Purchaser shall have delivered or
caused to be delivered at Closing all documents and executed counterparts of documents and instruments required by this Agreement to be delivered by Purchaser and shall have taken all other action and fulfilled all other conditions required of Purchaser under this Agreement.

                                    10.1.3 All representations and warranties of
Purchaser set forth in Sections 8.1 and 8.2 and Article 9 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

                  11.      CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE TITLE.

                           11.1 The obligation of Purchaser to close title under
this Agreement is conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided that Purchaser, at its election, may waive all or any of such conditions; provided, further, that if any of such conditions are not fulfilled or waived, Purchaser may terminate this Agreement and Article 16 shall govern:

                                    11.1.1 Seller shall have executed and
delivered or caused to be executed and delivered at or prior to Closing all of the documents and instruments required by this Agreement to be delivered by Seller and shall have taken all other action and fulfilled all other conditions required of Seller under this Agreement.

                                    11.1.2 The representations and warranties of
Seller set forth in Section 8.3 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, subject, however, to changes between the date hereof and the Closing Date in accordance with the provisions of Article 13. Notwithstanding the foregoing, it shall not be a condition to Purchaser's obligation to close title on the Closing Date that any representations which are expressly stated to be made as of the date hereof continue to be true as of the Closing Date.

                                    11.1.3 Seller shall have performed its
covenants set forth in Section 13.4(iv) or 13.4(v) or, if Seller shall have breached such covenants, such breach shall not have irreparably harmed the process for Purchaser to obtain the In Rem Sale Approvals or the Zoning Approvals.

                                    11.1.4 Purchaser shall have obtained the
Zoning Approvals and the In Rem Sale Approvals.

                  12.      RISK OF LOSS.

                                    12.1 If, prior to the Closing Date, a
Significant Taking of the Premises shall occur, or the Premises is the subject of a pending Significant Taking in which title to the Premises has not yet vested in the condemnor, Seller shall notify Purchaser of such fact. Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than thirty (30) days after the giving of Seller's notice. If this Agreement is terminated as aforesaid, the Deposit (together with interest thereon at the Interest Rate from the date the Deposit or each installment thereof is paid to Seller until the date so refunded to Purchaser) shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to those obligations hereunder which expressly survive termination.

                           12.2 In the case of fire or other casualty causing
damage to the Improvements, Seller shall not be obligated to repair such damage or destruction but (x) Seller shall assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty and (y) the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement.

                           12.3 In case of a taking, if Purchaser does not
timely elect to terminate this Agreement as aforesaid, or if a taking which is not a Significant Taking shall occur, there shall be no abatement of the Purchase Price and, after deducting or providing for an allocation or reimbursement to Seller of Seller's reasonable costs and expenses incurred in collecting any award, Seller shall assign all remaining awards or any rights to collect awards to Purchaser on the Closing Date.

                           12.4 Purchaser and Seller each hereby waive the New
York Vendor and Purchaser Risk Act (GOL Section 5-1311) and agree that the provisions of this Article 12 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Article 12.

                  13.      MATTERS AFFECTING THE PREMISES UNTIL CLOSING.

                           13.1 Seller agrees, between the date of this
Agreement and the Closing Date, to (i) maintain the Premises in accordance with the current practices of Seller, and (ii) to make no alterations, additions or improvements thereto (except as may be required to protect life or safety of persons or property, to properly secure the Premises, or in connection with the Fence Agreement), except as otherwise specifically provided in this Agreement.

                           13.2 Seller shall notify Purchaser of any of the
following matters which occur between the date of this Agreement and the Closing
Date: (i) notices of Violations affecting the Premises received by Seller, (ii) litigation commenced by Seller, or litigation of which Seller has received notice commenced against Seller, in either case with respect to the Premises,
(iii) notices of condemnation proceedings against all or any portion of the Premises received by Seller, and (iv) casualty losses to the Premises. Seller agrees to cure, prior to Closing, any Violation of which notice is first issued between the date hereof and the Closing Date the existence of which prevents or would prevent issuance of a building permit.

                           13.3 Between the date hereof and the Closing Date,
Purchaser and its authorized representatives, agents and employees shall have the right, from time to time, upon reasonable advance notice to Seller, to enter upon and pass through the

Premises during normal business hours to examine and inspect the same. Purchaser shall have the right, at its own risk, cost and expense, in each case upon reasonable prior notice to Seller and with Seller having the right to have a representative present, to enter, or cause its agents or representatives to enter, upon the Premises for the purpose of making inspections, investigations and/or studies of the Premises, including environmental, soil and geological tests (each, a "Study"). Purchaser covenants and agrees to supply Seller with the results of any Study and copies of any report or document created in connection with any Study promptly after receipt thereof. During the course of any such entry Purchaser shall not cause, and shall not suffer or permit to occur, any damage or injury to the Premises or any part thereof, and Purchaser shall not, and shall not suffer or permit to occur, any material interference with the management or operation of the Premises. If as a result of any entry or activities conducted on the Premises by Purchaser or any of its agents, contractors, consultants or other representatives the Premises sustain any damage or injury, Purchaser shall pay to Seller on demand the cost of repairing all such damage and injury, which obligation shall survive the termination of this Agreement. In addition, Purchaser shall indemnify Seller from and against all claims of third parties resulting from any such entry on the Premises by Purchaser or any of its agents, contractors, consultants or other representatives, or any Study or other activities conducted in or on the Premises by them, or any of them, together with all expenses incurred by Seller by reason thereof including, without limitation, reasonable attorneys' fees and disbursements, which obligation shall survive the Closing or the termination of this Agreement. Purchaser shall cause its contractors, agents or representatives performing any Study to maintain policies of insurance in amounts customary for the scope of work to be performed at the Premises and to deliver to Seller certificates of insurance naming Seller as an additional insured under such policies. In the event of any discrepancy between information contained in the Exhibits and information in the underlying documents identified in the Exhibits which are made available to Purchaser, the information contained in the documents shall be deemed to control and to be known to Purchaser. Purchaser agrees that it shall not interfere with Seller's operation of the Premises as provided herein prior to the Closing Date.

                           13.4 Between the date hereof and the Closing Date,
(i) Seller shall maintain all insurance customarily maintained by Seller on the Premises in full force and effect, (ii) Seller shall not without the prior written consent of Purchaser enter into any new Other Agreements for the Premises except those which can be canceled prior to Closing, (iii) Seller shall not without the prior written consent of Purchaser enter into any new Lease for the Premises except one that can be canceled prior to Closing, (iv) Seller shall not acquire or make any application to acquire or take any action in an effort to acquire the In Rem Parcels, and (v) Seller shall not file for any zoning changes or similar approvals with respect to the Premises or the In Rem Parcels or oppose or interfere with Purchaser's application made in compliance with
Section 9.2.

                           13.5 Seller shall have the right, at any time and
from time to time, to file applications for the reduction of the assessed valuation of the Premises and/or to institute certiorari proceedings to review such assessed valuations for tax years commencing prior to the Closing Date (as the same may be extended). Seller shall have sole control over such proceedings until the Closing. After the Closing, Seller shall control the proceedings relevant to any tax years commencing prior to the closing and Purchaser shall control the proceedings any subsequent tax years. Such control shall include the right to withdraw, compromise and/or settle any such proceeding and to take, conduct, withdraw and/or settle appeals, and the non- controlling party consents thereto. Any tax savings or refund for any year or years prior to the tax year in which the Closing occurs shall belong to the Seller. Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Seller and Purchaser (based on the number of days of ownership during such tax year) after deducting all fees and expenses relevant to the proceeding, including legal fees. Purchaser will cooperate with Seller in facilitating the settlement of any tax proceeding and/or the collecting of any amount of any tax refund. The provisions of this Section 13.5 shall survive the Closing.

                  14.      TITLE TO THE PREMISES.

                           14.1 Purchaser has ordered and shall deliver to
Seller within 20 days following the date hereof a copy of an owner's title commitment with respect to the Premises issued by the Title Company. If such title commitment shall show that title to the Premises is subject to matters other than the Permitted Exceptions, Seller shall be entitled to adjourn the Closing for one or more periods not to exceed ninety (90) days in the aggregate from the Closing Date (as the same may have been extended) for the purpose of causing title to be conveyed subject only to Permitted Exceptions. If additional matters affecting title to the Premises become known following the delivery of such title commitment to Seller, Seller shall be entitled to adjourn the Closing for one or more periods not to exceed ninety (90) days in the aggregate from the date to which the Closing Date had previously been extended, if any, for the purpose of causing title to be conveyed subject only to the Permitted Exceptions. If, at the end of the applicable of the above periods, Seller shall be unable to convey title to the Premises subject only to the Permitted Exceptions, either party may terminate this Agreement by notice to the other party delivered at or prior to the Closing Date as so extended, in which event this Agreement shall be terminated and of no further force or effect and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except that Seller shall return to Purchaser the Deposit (together with interest thereon at the Interest Rate from the date the Deposit or each installment thereof is paid to Seller until the date so refunded to Purchaser), and except as to those obligations hereunder that are specifically stated to survive such termination. Seller shall be under no obligation to take any steps or to institute or prosecute any action or proceedings, or expend any sums of money or effort to remove from title to the Premises any defect, encumbrance or objection to title whether or not the remedying of the defect, encumbrance or objection to title is within Seller's control; provided, however, that Seller shall be responsible to discharge or cause the Title Company to omit as exceptions, (x) any liens or encumbrances which do not constitute Permitted Exceptions, which liens or encumbrances arise on account of obligations voluntarily and intentionally undertaken or actions voluntarily performed by Seller or (y) any judgment liens which can be discharged solely by the payment of a sum of money which does not exceed, in the aggregate, for all such judgment liens, $50,000.00; provided further, however, Seller's obligation to discharge or cause the Title Company to omit as exceptions any such liens or encumbrances shall be deemed satisfied if Chicago Title Insurance Company ("CTIC") agrees to issue to Purchaser an owner's title insurance policy which
(x) omits as exceptions any such liens or encumbrances and (y) otherwise complies with the requirements of this Article 14. Seller may use any part of the Purchase Price to discharge the same, provided that Seller shall deliver to Purchaser or the Title Company at the Closing instruments in recordable form sufficient for the Title Company to discharge such liens and encumbrances of record. Except for Seller's failure to discharge or cause the Title Company or CTIC to omit as exceptions such liens or encumbrances as aforesaid, Seller shall not be deemed in default of this Agreement, and Purchaser shall not be entitled to damages of any kind by reason of the failure of Seller, for any reason whatsoever, to convey title to the Premises in accordance with the provisions of this Agreement, nor shall Purchaser in such circumstances be entitled to specific performance of this Agreement. The existence of any Violations or fines and/or penalties associated therewith shall not be an objection to title; provided, however, that (i) with respect to Violations, if any, of which notice has been issued prior to the date hereof, Purchaser shall be responsible to pay or discharge the first $50,000.00 in fines and/or penalties levied in connection with such Violations, and Seller shall be responsible to pay or discharge any additional fines and/or penalties levied in connection with such Violations up to a maximum aggregate amount of $50,000.00 and (ii) with respect to Violations of which notice is first issued between the date hereof and the Closing, Seller shall be obligated to cure the same if so required under Section 13.2.

                           14.2 Purchaser, at its election, evidenced by notice
given to Seller at any time prior to, or within five (5) Business Days following, notice from Seller to terminate this Agreement pursuant to Section 14.1, but in any event on or before 10 A.M. on the Closing Date, may in writing accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller by reason thereof.

                           14.3 If at the Closing the Premises is subject to any
matter encumbering title thereto other than matters which Seller is obligated to discharge under Section 14.1 or Permitted Exceptions, such matter shall not be deemed grounds for termination of this Agreement or any other remedy if the Title Company or CTIC will affirmatively insure against enforcement of such matter against the Premises by endorsement reasonably satisfactory to Purchaser, at Seller's expense, if any. Except as set forth in Section 14.1, nothing in this Section 14.3 shall be deemed to create any obligation on the part of Seller to satisfy or to cause the Title Company or CTIC to issue affirmative insurance over any such liens, encumbrances or matters affecting title which are not Permitted Exceptions.

                           14.4 The acceptance of the Deed by Purchaser from
Seller shall be deemed full performance on the part of Seller of all of its obligations under this Agreement (including all promises, agreements, conditions, representations and warranties), except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in the documents delivered at Closing.

                           14.5 Notwithstanding anything herein to the contrary,
Purchaser acknowledges the existence of record of that certain Agreement, between The City of New York and East Harlem Block Nursery, Inc., dated March 30, 1984, recorded in the Office of the City Register for New York County on October 19, 1984 in Reel 841, Page 849, a copy of which has heretofore been delivered to Purchaser. Purchaser agrees that the such Agreement shall not be deemed an objection to title if the Title Company (or, if the Title Company refuses to do so, CTIC) shall omit the same as an exception.

                  15.      BROKERS, ETC.

                           15.1 Seller warrants and represents to Purchaser that
neither Seller nor any Affiliate of Seller has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transactions contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the Closing of the transactions contemplated herein. Seller agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with Seller or any affiliate thereof in connection with this transaction.

                           15.2 Purchaser warrants and represents to Seller that
neither Purchaser, nor any Affiliate of Purchaser, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transactions contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transactions contemplated herein other than Pacheco & Lugo (Carmen Pacheco) (the "Broker"), whose compensation, if any, Purchaser agrees to pay pursuant to a separate agreement. Purchaser agrees to indemnify and hold harmless Seller and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by the Broker or any other broker, finder or similar agent or party who claims to have dealt with Purchaser or any affiliate thereof in connection with this transaction.

                           15.3 The provisions of this Article 15 shall survive
the Closing or termination of this Agreement.

                  16.      TERMINATION OF AGREEMENT; DEFAULT.

                           16.1 If this Agreement shall terminate or be
terminated (i) by mutual consent of Seller or Purchaser, (ii) pursuant to the express provisions of Sections 12.1 or 14.1, or (iii) because one or more conditions to Purchaser's obligation to close title as set forth in Article 11 (other than Section 11.1.4, which shall not entitle Purchaser to terminate this Agreement) shall fail to be fulfilled or waived by Purchaser, and such failure is not due to the default by Purchaser of its obligations hereunder, then upon such termination (A) at Seller's option, Purchaser shall assign and transfer to Seller all of Purchaser's right, title and interest in and to the In Rem Parcels(to the extent assignable and, if Purchaser shall theretofore have acquired title to the In Rem Parcels, Purchaser shall transfer same to Seller upon the same terms as Purchaser acquired the same and Seller shall pay Purchaser its actual, out-of-pocket cost to acquire same), and (B) Seller shall return to Purchaser the Deposit (together with interest thereon at the Interest Rate from the date the Deposit or each installment thereof is paid to Seller until the date so refunded to Purchaser). Except for the foregoing, and for those obligations hereunder that are specifically stated to survive termination hereof, following the termination of this Agreement neither party shall have any obligations of any nature to the other hereunder or by reason hereof.

                           16.2 If at the Closing Date either (i) the conditions
to the obligation of Seller to close title as set forth in Article 10 hereof have not been fulfilled on account of the default of Purchaser hereunder, and such conditions have not been waived by Seller, and the Closing shall not occur, or (ii) this Agreement shall terminate or be terminated because one or more conditions to Purchaser's obligation to close title as set forth in Section
11.1.4 shall not have been fulfilled and such condition shall not have been waived by Purchaser, or if Purchaser shall breach any covenant set forth in
Section 9.2, then and in any such event (A) at Seller's option, Purchaser shall assign and transfer to Seller all of Purchaser's right, title and interest in and to the In Rem Parcels (to the extent assignable and, if Purchaser shall theretofore have acquired title to the In Rem Parcels, Purchaser shall transfer same to Seller upon the same terms as Purchaser acquired the same and Seller shall pay Purchaser its actual, out-of-pocket cost to acquire same), and (B) Seller shall be entitled, as its sole remedy (other than the right to seek specific performance of Purchaser's obligations set forth in clause (A) of this
Section 16.2 and in clause (A) of Section 16.1, and the right to payment of attorneys' fees, as provided in Article 28), to retain the Deposit as liquidated damages for loss of a bargain and not as a penalty. Purchaser and Seller agree that such liquidated damages are based in part upon the following damages which Seller shall suffer on account of a default by Purchaser and the failure of the Closing to occur, which damages Purchaser and Seller agree are incapable of an exact determination of amount: the removal of the Premises from the real estate market during the period of this Agreement and the loss of the possibility of obtaining a new purchaser during such time at a higher amount; the possibility of being unable to find a new purchaser for the amount of the Purchase Price after Purchaser's default; various restrictions related to the management and maintenance of the Premises during the period of this Agreement, including without limitation restrictions against entering into new Leases; and the inconvenience of relisting the Premises for lease and/or sale. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE DEPOSIT (INCLUDING, TO THE EXTENT PAID, THE FIRST ADDITIONAL DEPOSIT AND THE SECOND ADDITIONAL DEPOSIT) SHALL BE NON-REFUNDABLE AND SHALL BE RETAINED BY SELLER EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 16.1 HEREOF. THE PROVISIONS OF THIS AGREEMENT REGARDING NON-REFUNDABILITY OF THE DEPOSIT (INCLUDING, TO THE EXTENT PAID, THE FIRST ADDITIONAL DEPOSIT AND THE SECOND ADDITIONAL DEPOSIT) CONSTITUTE A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT AND PURCHASER ACKNOWLEDGES THAT, ABSENT SUCH PROVISIONS, SELLER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT. PURCHASER SHALL HAVE NO INTEREST IN OR CLAIM TO REFUND OF ALL OR ANY PORTION OF THE DEPOSIT (INCLUDING, TO THE EXTENT PAID, THE FIRST ADDITIONAL DEPOSIT AND THE SECOND ADDITIONAL DEPOSIT) EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN SECTION
16.1 HEREOF.

                                                            PURCHASER'S INITIALS


                           16.3 If at the Closing Date the conditions to the
obligation of Purchaser to close title as set forth in Article 11 hereof have not been fulfilled on account of the willful default of Seller hereunder, and such conditions have not been waived by Purchaser, and the Closing shall not occur, then Purchaser shall be entitled to seek specific performance of Seller's obligations under this Agreement. If Seller shall willfully default under its obligations hereunder, then Purchaser shall be entitled to seek to enjoin such willful default of Seller and, if such final, non-appealable injunctive relief is granted against Seller then, provided Purchaser timely deposits into escrow with Seller's attorneys the amount of the First Additional Deposit or the Second Additional Deposit, as applicable, the date by which the First Extension Option or the Second Extension Option are required to be exercised and the Closing Date (as theretofore extended) shall be extended by a period equal to the number of days from the date such breach commenced until such judgment is issued. Purchaser hereby waives any right to sue Seller for damages (including, without limitation, consequential and punitive damages, but excluding (i) its right to the payment of attorneys' fees as provided in Article 28 and (ii) the right to seek actual damages (but not consequential or punitive damages) upon the issuance of a final, non-appealable judgment finding that

Seller has committed fraud or intentional waste)) for any default hereunder. No partner, officer, or member of Seller shall have any personal liability, directly or indirectly, to Purchaser hereunder, and Purchaser, for itself and its successors and assigns, hereby waives all rights to proceed directly and personally against any partner, officer, or member of Seller or against any assets of any such partner, officer, or member under or in connection with this Agreement.

                           16.4 The provisions of this Article 16 shall survive
the termination of this Agreement.

                  17.      EXPENSES OF THE TRANSACTION.

                           17.1 Seller shall pay the New York State Real Estate
Transfer Tax, New York City Real Property Transfer Tax and the New York City Real Property Transfer Tax Return Filing Fee, and any other like taxes or charges imposed by Governmental Authorities on the transfer of the Premises. Seller shall pay all recording and filing fees and charges in connection with satisfaction of any liens or encumbrances to be removed or satisfied by Seller pursuant to Section 14.1. Purchaser shall pay all other recording and filing fees and charges in connection with such transfer.

                           17.2 Purchaser and Seller shall each execute,
acknowledge and deliver at the Closing all affidavits, returns and supporting documentation required by Governmental Authorities in connection with the New York State Real Estate Transfer Tax, the New York City Real Property Transfer Tax and any sales (including bulk sales) or use taxes.

                           17.3 Seller shall deliver to the Title Company at
Closing certified checks in the respective amounts of the New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax payable by Seller pursuant to the terms of Section 17.1, payable to the order of the appropriate governmental officer; provided that Seller may direct that Purchaser deliver such checks directly to the Title Company and the amount of such checks shall be credited against the balance of the Purchase Price due to Seller.

                           17.4 Purchaser shall pay all title insurance and
survey charges in connection with the transfer of the Premises.

                           17.5 Each party shall pay the fees, charges and
disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

                           17.6 The provisions of this Article 17 shall survive
the Closing (or, with respect to Sections 17.4 and 17.5, the termination) of this Agreement.

                  18.      NOTICES.

                  Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be deemed to have been properly given or served if (i) delivered by hand, (ii) sent by telecopy with the original sent by first-class mail, postage prepaid, (iii) sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) sent by reputable overnight courier service for next Business Day delivery with requirement of signed receipt upon delivery, in each case addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice):

                  if to Seller, to:

                  Castle Senior Living, LLC
                  405 Cedar Lane
                  Teaneck, New Jersey 07666
                  Attention:  Stanley Diamond, Esq.
                  Telecopier:  (201) 836-5577

                  with a copy at the same time to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Meredith J. Kane, Esq.
                  Telecopier (212) 373-2322

                  if to Purchaser, to:

                  Edison Schools Inc.
                  521 Fifth Avenue, 15th Floor
                  New York, New York 10175
                  Attention:  David A. Graff, Esq.,
                                  Deputy General Counsel
                  Telecopier:  (212) 419-1868

                  with a copy at the same time to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  Joanne Franzel, Esq.
                  Telecopier: (212) 351-4035

Notices shall be deemed given when delivered by hand, or if delivered by telecopy when telecopied (provided, however, notices delivered by telecopy on a day which is not a Business Day or after 5:00 p.m. on a Business Day shall be deemed given on the next Business Day), or if delivered only by mail, three (3) days after mailing or one (1) Business Day after deposit with an overnight courier service, in each case with failure to accept delivery to constitute delivery for purposes hereof.

                  19.      FURTHER ASSURANCES.

                           19.1 Each of Seller and Purchaser agrees, at any time
and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that (i) such request is made by notice given within two (2) years of the Closing Date and (ii) the documents requested to be delivered or actions requested to be taken impose no additional liability on the party delivering or taking the same than is imposed under this Agreement or in the documents delivered at the Closing. If required by the party receiving the request, the party making the request will bear the reasonable cost involved.

                           19.2 The provisions of this Article 19 shall survive
the Closing.

                  20.      GOVERNING LAW.

                           20.1 This Agreement shall be construed, interpreted
and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State.

                           20.2 Each party hereto acknowledges that it was
represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.

                  21.      ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY, ETC.

                  This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Article 21 shall survive the Closing or termination of this Agreement.

                  22.      WAIVERS; EXTENSIONS.

                  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligations or acts. The provisions of this
Article 22 shall survive the Closing or termination of this Agreement.

                  23.      CONSTRUCTION; SEVERABILITY.

                  Headings at the beginning of each Article and Section are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All Exhibits and Schedules referred to in this Agreement are attached and incorporated herein by reference, and any capitalized term used in any Exhibit which is not defined in such Exhibit shall have the meaning attributed to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day. If any provision of this Agreement shall be deemed invalid, it shall be deemed severed from this Agreement and the remainder of this Agreement shall be interpreted as if such invalid provision had not been contained herein.

                  24.      ASSIGNMENT.

                  Purchaser shall not have the right, without the prior written consent of Seller, which may be withheld or granted in Seller's sole discretion, to assign this Agreement or its rights hereunder, in whole or in part, to any other person; provided, however, Purchaser may upon 5 Business Days' notice to Seller (a) at any time assign this Agreement to a for-profit corporation or other for-profit business entity controlled by Purchaser or (b) a not-for-profit entity formed for the purpose of owning the Premises or (c) simultaneously with the Closing, assign this Agreement or designate another entity to take title to the Premises, provided no assignment or designation pursuant to any provision of this Article 24 shall effect a release of Purchaser named herein (i.e., Edison Schools Inc.) from any of its obligations hereunder; provided, however, that the liability of the Purchaser named herein shall not be greater than it would have been had Purchaser not so assigned this Agreement (other than any increased liability caused by the acts of such assignee or the making of the assignment).

                  25.      COUNTERPARTS.

                  This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

                  26.      NO RECORDING.

                  The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

                  27.      CONFIDENTIALITY.

                  Seller agrees that it will treat as confidential the drafts of documents submitted by Purchaser to Seller pursuant to Section 9.2 hereof until such documents are submitted to the applicable Governmental Authority, other than disclosure to Seller's attorneys, accountants and consultants, if any, and except as may be required or compelled by law. Neither party shall issue any press release or other publicity regarding the transaction contemplated by this Agreement without the consent of the other party. If this Agreement is terminated or the Closing does not otherwise occur, Purchaser shall redeliver to Seller all materials with respect to the Premises furnished to it by or at the behest of Seller and shall destroy all copies thereof and notes relating thereto and certify to Seller in writing that it has done so. The provisions of this
Article 27 shall survive the termination of this Agreement.

                  28.      ATTORNEYS' FEES.

                  In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party. The provisions of this Article 28 shall survive the Closing or any termination of this Agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                            SELLER:

                            CASTLE SENIOR LIVING, LLC


                            By:  /s/ Stanley Diamond
                                -----------------------------------------------
                                Name:  Stanley Diamond
                                Title:   Chairman

                            EIN:  22-3542422


                            PURCHASER:

                            EDISON SCHOOLS INC.


                            By:  /s/ Adam Feild
                                -----------------------------------------------
                               Name:  Adam Feild
                               Title:    Senior Vice President, Finance

                            EIN:  13-3915075

                              SCHEDULE OF EXHIBITS



Exhibit A                  Description of the Property

Exhibit B                  Permitted Exceptions

Exhibit C                  Form of Deed

Exhibit D                  Other Agreements

                                    EXHIBIT A
                                LEGAL DESCRIPTION

PARCEL I

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of 5th Avenue with the northerly side on East 109th Street;

RUNNING THENCE Northerly along the easterly side of 5th Avenue seventy-nine feet eight inches;

THENCE Easterly parallel with 109th Street and part of the distance through a party wall one hundred feet;

THENCE Southerly parallel with 5th Avenue seventy-nine feet eight inches to the northerly side of 109th Street; and

THENCE Westerly along the northerly side of 109th Street one hundred feet to the point or place of BEGINNING.


PARCEL II

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of 5th Avenue and the southerly side of a public street or square legally opened on 3/18/89 pursuant to Chapter 421 of the Laws of 1886 and now or formerly called Frawley Square;

RUNNING THENCE Easterly along the southerly side of said street or square, 100 feet;

THENCE Southerly parallel with Fifth Avenue, 21 feet 3 inches, more or less to the northerly side of the property conveyed by Peace Company, Inc. to Milton Shubert by deed dated 1/21/49 and recorded 1/25/49 in Liber 4607, Cp. 492 in the Office of the Register of the City of New York in New York County;

RUNNING THENCE Westerly parallel with 109th Street and through a party wall and along the northerly side of land conveyed to Milton Shubert by deed above mentioned, 100 feet to the easterly side of Fifth Avenue; and

THENCE Northerly along the easterly side of Fifth Avenue, 21 feet 3 inches, more or less to the point or place of BEGINNING.

                                    EXHIBIT B

                             PERMITTED ENCUMBRANCES

                  1. Present and future zoning laws, ordinances, resolutions, orders and regulations of all municipal, county, state or federal governments having jurisdiction over the Premises and the use of improvements thereon.

                  2. All covenants, restrictions, easements, encumbrances and agreements of records.

                  3. The state of facts disclosed on the survey of the Premises, dated July 13, 1999, prepared by Harwood Surveying P.C.

                  4. Such state of facts as a current, accurate survey of the Premises would disclose, provided the same do not prevent construction of improvements on the Premises for the purposes contemplated in the definition of "Zoning Approvals" in Section 1.1 of this Agreement and provided the same do not render title unmarketable.

                  5. (a) The lien of all unpaid assessments encumbering the Premises on the date of this Agreement, and installments thereof, due and payable on or after the Closing Date, and (b) the lien of all unpaid assessments which first encumber the Premises subsequent to the date of this Agreement, and installments thereof, whether due and payable prior to, on or after the Closing Date.

                  6. All liens and encumbrances resulting from any activities undertaken by Purchaser or its contractors or agents.

                  7. Rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conducts and distributions boxes and equipment in, over, under, and/or upon the Premises or any portion thereof, provided the same do not render title unmarketable.

                  8. Variations between record line and retaining walls; encroachments of adjoining premises upon the Premises, provided the same do not render title unmarketable.

                  9. Variations between the description contained in Exhibit A and the tax map description of the Premises.

                  10. Right, lack or right or restricted right of any owner of the Premises to construct and/or maintain any vault or vaulted area in or under the sidewalks abutting the Premises; any licensing statute, ordinance or regulation and the terms of any license pertaining thereto; and any fees for vault space which may thereafter be assessed.

                  11. The printed exclusions from coverage listed in any title commitment issued by the Title Company.

                                    EXHIBIT C

                              BARGAIN AND SALE DEED
                     WITHOUT COVENANT AGAINST GRANTOR'S ACTS

                  THIS INDENTURE, made the _____ day of _______________, 2000, between CASTLE SENIOR LIVING, LLC, a Delaware limited liability company, having an office at 405 Cedar Lane, Teaneck, New Jersey 07666 ("Grantor"), and EDISON SCHOOLS INC., a Delaware corporation, having an office at 521 Fifth Avenue, 15th Floor, New York, New York 10175 ("Grantee").

                              W I T N E S S E T H :


                  Grantor, in consideration of ten dollars and other valuable consideration paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, does hereby grant and release unto Grantee, the heirs or successors and assigns of Grantee forever, all that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, and more particularly described on Exhibit A attached hereto and made a part hereof.

                  TOGETHER with all right, title and interest, if any, of Grantor in and to any streets and roads abutting the above described premises to the center lines thereof; together with the appurtenances and all the estate and rights of Grantor in and to said premises; TO HAVE AND TO HOLD the premises herein granted unto Grantee, the heirs or successors and assigns of Grantee forever.

                  And Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

                  IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written.

IN PRESENCE OF:                             CASTLE SENIOR LIVING, LLC


                                            By:
-----------------------------                  --------------------------------
Print Name:                                     Name:  Stanley Diamond
                                                Title:   Chairman

      STATE OF NEW YORK                  )
                                         )  ss.:
      COUNTY OF NEW YORK                 )




                       On the ____ day of _________ in the year 2000, before me, the undersigned, a notary public in and for said State, personally appeared Stanley Diamond personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.



                                            -----------------------------------
                                                       Notary Public

                                    Exhibit A

                                    Premises


      PARCEL I

      ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

      BEGINNING at the corner formed by the intersection of the easterly side of 5th Avenue with the northerly side on East 109th Street;

      RUNNING THENCE Northerly along the easterly side of 5th Avenue seventy-nine feet eight inches;

      THENCE Easterly parallel with 109th Street and part of the distance through a party wall one hundred feet;

      THENCE Southerly parallel with 5th Avenue seventy-nine feet eight inches to the northerly side of 109th Street; and

      THENCE Westerly along the northerly side of 109th Street one hundred feet to the point or place of BEGINNING.


      PARCEL II

      ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

      BEGINNING at the corner formed by the intersection of the easterly side of 5th Avenue and the southerly side of a public street or square legally opened on 3/18/89 pursuant to Chapter 421 of the Laws of 1886 and now or formerly called Frawley Square;

      RUNNING THENCE Easterly along the southerly side of said street or square, 100 feet;

      THENCE Southerly parallel with Fifth Avenue, 21 feet 3 inches, more or less to the northerly side of the property conveyed by Peace Company, Inc. to Milton Shubert by deed dated 1/21/49 and recorded 1/25/49 in Liber 4607, Cp. 492 in the Office of the Register of the City of New York in New York County;

      RUNNING THENCE Westerly parallel with 109th Street and through a party wall and along the northerly side of land conveyed to Milton Shubert by deed above mentioned, 100 feet to the easterly side of Fifth Avenue; and

      THENCE Northerly along the easterly side of Fifth Avenue, 21 feet 3 inches, more or less to the point or place of BEGINNING.

                              BARGAIN AND SALE DEED
                     WITHOUT COVENANT AGAINST GRANTOR'S ACTS

                -------------------------------------------------


                            CASTLE SENOR LIVING, LLC,

                                                                         Grantor

                                       TO

                              EDISON SCHOOLS INC.,

                                                                         Grantee
                -------------------------------------------------



      Section:

      Block:           1615
      Lot:             1
      County/Town:     New York

      State:           New York



                              Record and Return to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: Joanne Franzel, Esq.

                                    EXHIBIT D

                                 OTHER AGREEMENT

                       Agreement dated August 20, 1999, between Regional Scaffolding & Hoisting Co., Inc. and Castle Senior Living, LLC.